                                                                    Exhibit 12.1


                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                      OF EARNINGS TO COMBINED FIXED CHARGES
                     AND RATIO OF EARNINGS TO FIXED CHARGES

          LIBERTY PROPERTY TRUST/LIBERTY PROPERTY LIMITED PARTNERSHIP


                                                             YEAR ENDED            YEAR ENDED            YEAR ENDED
                                                          DECEMBER 31, 1998     DECEMBER 31, 1997     DECEMBER 31, 1996
                                                               --------             --------              --------
                                                                             (Dollars in Thousands)
Earnings before fixed charges:
Income (loss) before extraordinary item                        $116,677             $ 66,050              $ 37,631
Add: Interest expense                                            74,155               46,521                33,967
     Depreciation expense on cap'd
      interest                                                    1,001                  650                   502
     Amortization of deferred
      financing costs, net                                        4,462                7,367                 4,561
                                                               --------             --------              --------
Earnings before fixed charges                                  $196,295             $120,588              $ 76,661
                                                               ========             ========              ========
Fixed charges:
Interest expense                                                 74,155               46,521                33,967
Amortization of deferred financing charges                        4,462                4,448                 4,561
Capitalized interest                                             16,317               11,802                 7,708
Preferred unit distributions                                     11,000                4,247                    --
                                                               --------             --------              --------
Fixed charges                                                  $105,934             $ 67,018              $ 46,236
                                                               ========             ========              ========
Ratio of earnings to combined fixed charges                        1.85                 1.80                  1.66
                                                               ========             ========              ========
Ratio of earnings to fixed charges                                 2.07                 1.92                  1.66
                                                               ========             ========              ========
                                                                                   PERIOD FROM
                                                              YEAR ENDED         JUNE 23, 1994 TO
                                                           DECEMBER 31, 1995     DECEMBER 31, 1994
                                                               --------              --------
                                                                  (Dollars in Thousands)
Earnings before fixed charges:
Income (loss) before extraordinary item                        $ 22,309              $ 10,868
Add: Interest expense                                            32,819                11,326
     Depreciation expense on cap'd
      interest                                                      450                   200
     Amortization of deferred
      financing costs, net                                        4,869                 1,250
                                                               --------              --------
Earnings before fixed charges                                  $ 60,447              $ 23,644
                                                               ========              ========
Fixed charges:
Interest expense                                                 32,819                11,326
Amortization of deferred financing charges                        4,869                 1,250
Capitalized interest                                              3,475                   190
Preferred unit distributions                                         --                    --
                                                               --------              --------
Fixed charges                                                  $ 41,163              $ 12,766
                                                               ========              ========
Ratio of earnings to combined fixed charges                        1.47                  1.85
                                                               ========              ========
Ratio of earnings to fixed charges                                 1.47                  1.85
                                                               ========              ========
